Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-33887) of Magnetek, Inc. of our report dated June 25, 2014, appearing in this Annual Report on Form 11-K of Magnetek FlexCare Plus Retirement Savings Plan for the year ended December 31, 2013.

Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
June 25, 2014